EXHIBIT 2.1

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this “Agreement”) is effective March 5, 2011.

BETWEEN:
MAXSYS HOLDINGS, INC. (the "MHI"), a Delaware corporation duly incorporated under the laws of the United States of America with its main office at 22817 Ventura Blvd., Suite 462, Woodland Hills, CA 91364

AND:	DALIAN PAULEY SHIELD BIO-ENGINEERING CO., LTD (the "DPS"), a corporation duly incorporated in the People's Republic of China ("PRC") under the laws of the PRC with its main office at Dalian, China.

WHEREAS, MHI is a publicly reporting company in Over the Counter Bulletin Board, organized under the laws of Delaware with no significant operations;

WHEREAS, the DPS Shareholders collectively own 100% of the issued and outstanding capital stock of DPS;

WHEREAS, MHI proposes to acquire 100% of the issued and outstanding equity securities of DPS (the “DPS Shares”) from the DPS Shareholders in exchange (the “Exchange”) for the issuance by MHI to the DPS Shareholders of a number of newly issued shares (the “Exchange Shares”) of MHI’s common stock,  (the “Common Stock”) representing an aggregate of 79.335% (subject to adjustment as set forth herein) of the issued and outstanding shares of Common Stock immediately following the Closing, and the DPS Shareholders desire to exchange their respective DPS Shares for the Exchange Shares on the terms described herein; and subject to all satisfaction of all legal due diligent and financial due diligent according to GAAP standards.

WHEREAS, on the date of the closing (the “Closing Date”), and as a result of the transactions contemplated hereby, DPS will become a majority shareholder of MHI.

NOW THEREFORE, on the basis of the foregoing stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, and intending to be legally bound hereby, it is hereby agreed as follows:

1.	EXCHANGE OF SHARES

1.1
On the terms and subject to the conditions set forth in this Agreement, on the Closing Date each DPS Shareholder shall assign, transfer and deliver, free and clear of all Liens, all of the DPS Shares owned by such DPS Shareholder, as set forth opposite such DPS Shareholder’s name on Schedule A, to WHI.

1.2
In consideration of the transfer of the DPS Shares to WHI by the DPS Shareholders, WHI shall cause the Exchange Shares to be issued to the DPS Shareholders in the amounts set forth on Schedule A hereto, representing in the aggregate 79.335% of the issued and outstanding shares of Common Stock immediately following the Closing, stipulated by the agreed Capital Structure Table, pursuant to an irrevocable letter executed by WHI, addressed to Transfer Online, Inc., WHI’s transfer agent (the “Transfer Agent Letter”).

1.3	On the Closing Date, each DPS Shareholder shall, on surrender of its certificate or certificates representing the DPS Shares owned by such DPS Shareholder, be entitled to receive the Exchange Shares.

1.4
No certificates or scrip representing fractional shares or book-entry credit of the same shall be issued upon the surrender of the DPS Shares for the Exchange Shares.  Each DPS Shareholder who receives Exchange Shares who would otherwise have been entitled to receive a fraction of a share of Common Stock shall have such fractional share rounded up to the nearest whole number.

1.5
Closing.  The Closing shall take place at the offices of LKP Global Law, LLP 1901 Avenue of the Stars, Suite 408, Los Angeles, CA 90067, within 10 days of notification of satisfaction (or waiver) of the conditions to the Closing (or such later date as is mutually agreed to by the parties hereto).

1.5.1
Closing Events.  At the Closing, WHI, DPS and the DPS Shareholders shall execute, acknowledge and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings and such other documents and instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

1.6
Amendment. At any time before the Closing, this Share Exchange Agreement may be amended, modified or supplemented by the Boards of Directors of MHI and DPS, subject to the approval by shareholders of MHI and DPS.

2.	FIRST PARTY’S REPRESENTATIONS AND WARRANTIES

2.1	WHI represents and warrants that:

2.1.1
WHI is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of WHI’s certificate of incorporation or bylaws.  WHI has taken all action required by law, rule, regulation (including, without limitation, all requirements of NASDAQ and FINRA), its certificate of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement and the transactions contemplated hereby (including, without limitation, the Reverse Split and Name Change), and, except as subject to the Law, WHI has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.

2.1.2
WHI’s authorized capitalization consists of (1) 300,000,000 shares of Common Stock, of which 188,260,552 shares are issued and outstanding; and (2) 20,000,000 shares of Preferred Stock at $0.01 par value, none of which shares are issued and outstanding.  All issued and outstanding shares of Common Stock are legally issued, fully paid, non-assessable, and not issued in violation of the preemptive or other rights of any person or entity.  As of the Closing Date, no shares of Common Stock will be reserved for issuance upon the exercise of outstanding options, warrants or other equity-linked securities of WHI.  All outstanding Common Stock has been issued and granted in compliance with: (i) all applicable securities laws and other applicable laws and regulations and (ii) all requirements set forth in any material contracts, agreements, franchises, license agreements, debt instruments or other commitments to which WHI is a party or by which it or any of its assets or properties are bound;

2.1.3
There are no equity securities or similar ownership interests of any class of any equity security of WHI, or any securities exchangeable or convertible into or exercisable for such equity securities or similar ownership interests, issued, reserved for issuance or outstanding.   There are no subscriptions, options, warrants, equity securities or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which WHI is a party or by which it is bound obligating WHI to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or similar ownership interests of WHI or obligating WHI to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or similar agreement.;

2.1.4	WHI has taken all necessary or desirable actions, steps and corporate proceeding to approve or authorize, validly and effectively, the purchase of the Shares contemplated herein.

3.	SECOND PARTY’S REPRESENTATIONS AND WARRANTIES

3.1	The DPS represents and warrants that:

3.1.1
The DPS Shareholder is the record and beneficial owner, and has good title to, the DPS Shares appearing next to such DPS Shareholder’s name on Schedule A hereto.  Such DPS Shareholder has the right and authority to sell and deliver its DPS Shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements (collectively, the “Liens”), restrictions on transfer or adverse claims of any nature whatsoever.  Upon delivery of any certificate or certificates duly assigned, representing the DPS Shares as herein contemplated and/or upon the registering of WHI as the new owner of the DPS Shares in the share register of DPS, WHI will receive good title to the DPS Shares owned by such DPS Shareholder free and clear of any Liens;

3.1.2
The DPS Shareholder has the legal power, capacity and authority to execute and deliver this Agreement to consummate the transactions contemplated by this Agreement, and to perform his, her or its obligations under this Agreement.  This Agreement constitutes a legal, valid and binding obligation of such DPS Shareholder, enforceable against such DPS Shareholder in accordance with the terms hereof, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought;

3.1.3
The execution and delivery of this Agreement by such DPS Shareholder and the performance by such DPS Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Authority under any Laws; (b) will not violate any Laws applicable to such DPS Shareholder and (c) will not violate or breach any contractual obligation to which such DPS Shareholder is a party.

3.1.4
DPS Shareholder is acquiring the Exchange Shares pursuant to the terms hereof for investment for such DPS Shareholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof and such DPS Shareholder has no present intention of selling or otherwise distributing the Exchange Shares, except in compliance with applicable securities laws.

3.1.5	The Corporation has taken all necessary or desirable actions, steps and corporate proceeding to approve or authorize, validly and effectively, the sale of the Shares contemplated herein.

4.	MISCELLANEOUS

4.1	The preamble forms an integral part hereof;

4.2
Any notice to be given under this Agreement shall be in writing and delivered, faxed or mailed by prepaid registered mail addressed to the party to whom it is to be given at the address as shown hereinabove and such notice shall be deemed to have been given on the day of delivery, or on the day it is faxed or on the 3 business days after mailing as aforesaid, as the case may be. Notice of change of address may be given by any party in the same manner.

4.3
The provisions of this Agreement shall, except as otherwise provided herein, enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns and each and every person so bound shall make, execute and deliver all documents necessary to carry out this Agreement.

4.4
This Agreement hereto constitute the entire agreement between the parties with respect to the subject matter hereof and the transactions herein contemplated and replaces all previous agreements and understandings, if any, between the parties with respect to the subject matter hereof and the transaction contemplated herein.

4.5	This Agreement shall be governed by and construed in accordance with the laws of the State of California of USA and the law of People of Republic of China.

IN WITNESS WHEREOF, each party to this agreement has caused it to be executed at DALIAN, CHINA on the date indicated above.

MAXSYS HOLDINGS, INC.	DALIAN PAULEY SHIELD BIO-ENGINEERING CO. LTD

/s/ Cheng-Yu Wang	/s/ David Wang
Authorized Signature	Authorized Signature

Cheng-Yu Wang, CFO	David Wang, CEO
Print Name and Title	Print Name and Title